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                                    Exhibit 10(v)



November 15, 1996


Mr. Stephen J. Hill
Interleaf, Inc.
62 Fourth Avenue
Waltham, MA 02154


Dear Stephen:

The Board of Directors has elected you to the Office of the President. You shall report directly to the Company's interim President, Rory Cowan. Your annual compensation shall continue as currently constructed, but you shall receive six months of your base salary, along with your standard benefits, if you are terminated by the Company, except for cause.

This severance package will not apply if you are terminated and severance benefits are provided to you under the Company's Officer Severance Benefit Plan.

You shall also receive a bonus of $50,000 if the Company achieves its revenue target of $16.7 million for the quarter ending December 30, 1996, and a bonus of $50,000 for the quarter ending March 30, 1997, if the Company achieves its revenue target of $16.3 million for such quarter.

In addition, you shall receive a bonus of $150,000, payable in four equal quarterly installments, commencing October 1, 1997, if you remain with the Company until June 30, 1997. If you voluntarily leave prior to that date, you shall receive no bonus. If you are terminated by the Company for any reason but cause prior to June 30, 1997, you shall immediately receive an amount equal to $20,000 per month for each full month you have been employed by the Company, starting December 1, 1996. For the month of November 1996, you shall receive $10,000.

Very truly yours,



/s/Rory Cowan
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Rory Cowan
President and Chief Executive Officer